Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Contract”) is made as of this 23rd day of April, 2013 (the “Effective Date”) by and between Forrest Gallery, LLC, a Kentucky limited liability company, (“Seller”), and Wheeler Intersts, LLC, a Virginia limited liability company, or assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Seller owns a shopping center containing approximately 31.00 acres of land and improvements with approximately 214,450 square feet of leasable area, commonly referred to as Forrest Gallery Shopping Center with an address of 1905 North Jackson Street, Tullahoma, Tennessee 37388, and desires to sell same to Purchaser; and

WHEREAS, Purchaser desires to acquire such shopping center and related assets;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Property. Subject to the terms and conditions hereof, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following described property:

A. All those certain tracts or parcels of land located in Tullahoma, Tennessee, consisting of approximately 31.00 acres of land as more particularly described on Exhibit “A” attached hereto and by this reference incorporated herein, together with the buildings, certain driveways, parking areas, stormwater ponds, and vacant parcels, and all other improvements located thereon owned by Seller (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land (said tracts of land, the Improvements and all other rights described above being hereinafter collectively referred to as the “Real Property”); and

B. All fixtures of every description located on, or attached to the Real Property and which are owned by Seller as of the Effective Date (the “Additional Property”), and

C. All leases of portions of the Real Property (the “Leases”), as more particularly described in that rent roll on Exhibit “B” attached hereto and by this reference made a part hereof; and

D. To the extent of Seller’s interest, if any, all other assets and property rights (including intangible assets) relating to the Real Property and Additional Property or any portion thereof, including, but not limited to, all reciprocal easement agreements, operating agreements, development agreements, warranties, guarantees and bonds, certificates of occupancy, trade names, service marks, service contracts (to the extent assumed by Purchaser), governmental and regulatory licenses and permits (including any permits relating to stormwater management), final working drawings, engineering plans, utilities lay-out plans, surveys, topographical plans and plans and specifications.

The Real Property, Additional Property, Leases and all other assets and property rights and interests described in this Section 1 are hereinafter collectively referred to as the “Property”.

2. Purchase Price and Terms of Payment.

A. The purchase price (“Purchase Price”) for the Property shall be Eleven Million Five Hundred Thousand and 00/100 DOLLARS ($11,500,000.00) and shall be paid on the Closing Date in cash or by Federal funds wire transfer or other immediately available funds, in United States dollars.

B. One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Initial Deposit”) shall be deposited by Purchaser in escrow with Chicago Title Insurance Company as escrow agent (the “Escrow Agent”), within two (2) business days after the Effective Date. Within two (2) business days after the expiration of the Review Period (as defined below), unless this Contract has been sooner terminated, Purchaser shall deposit an additional One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Second Deposit”) with Escrow Agent. As used in this Contract, “Deposit” shall refer collectively to the Initial Deposit and the Second Deposit, together with all interest earned thereon, if any. If the transaction contemplated by this Contract closes in accordance with the terms and conditions of this Contract, at Closing, as defined below, the Deposit shall be delivered by the Escrow Agent to Seller as payment toward the Purchase Price. If the transaction fails to close due to a default on the part of Seller or if a condition set forth in this Contract for the benefit of Purchaser is not satisfied or removed, and if Purchaser is not in default hereunder, the Deposit shall be delivered by the Escrow Agent to Purchaser. If the transaction fails to close due to a default on the part of Purchaser, and if Seller is not in default hereunder, the Deposit shall be delivered by the Escrow Agent to Seller as Seller’s sole and exclusive remedy, as more particularly provided for in Section 14 below.

D. The remaining balance of the Purchase Price shall be payable in cash or by Federal funds wire transfer or other immediately available funds, to Seller on the Closing Date.

3. Review Period; Inspection.

A. At all times during the period commencing on the Effective Date and terminating on the date that is forty five (45) days after the Effective Date (the “Review Period”), Purchaser, its agents, employees, representatives and contractors, at Purchaser’s sole cost and expense, shall have the rights:

1. To enter upon the Real Property at all reasonable times, and after reasonable advance notice to Seller, to perform such tests, inspections and examinations of the Real Property and Additional Property as Purchaser deems advisable, including the structural condition of, and all electrical and mechanical systems contained in, the Improvements, and to make investigations with regard to title to the Real Property, environmental matters, matters of survey, flood plain of the Real Property, utilities availability, zoning and building code and other applicable governmental requirements with regard to the Real Property and the use thereof. With respect to the foregoing investigations, Purchaser, its agents, employees, representatives and contractors, may enter upon the Real Property and do all things necessary in connection therewith, subject to the tenants’ rights of occupancy, and provided they do not adversely affect the Real Property. Purchaser shall not unreasonably disturb any of the tenants while conducting its inspections, tests and studies. After any entry upon the Real Property pursuant to this Section 3A(1) by Purchaser, Purchaser’s engineers and contractors, or its or their respective agents or employees, Purchaser shall cause the Real Property to be restored to a condition substantially identical to that which existed prior to such entry, and Purchaser shall indemnify, defend and hold Seller harmless from and against all cost, loss, damage and expense, including reasonable attorneys’ fees, arising out of Purchaser’s or its agent’s or independent contractor’s negligent actions or willful misconduct in conducting the activities upon the Real Property pursuant to the terms of this paragraph; and

2. Within five (5) days of the Effective Date Seller shall forward to Purchaser true and complete copies of all the items set forth on Exhibit “C” to the extent that such items are in its possession. After reasonable advance notice to Seller, to investigate and review any and all books and records relating to the Property and all Leases, service agreements, tenant correspondence, operating statements, warranties, guarantees or bonds, certificates of occupancy, governmental or regulatory licenses and permits, plans and specifications and other items relating to the Property. At all reasonable times Seller shall make available to Purchaser, its counsel and accountants, all financial and operating data and other books and records pertaining to the Property under Seller’s control.

B. Purchaser shall have the right during the Review Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Purchaser’s intended purposes or needs. In the event Purchaser decides for any reason, in Purchaser’s sole discretion, not to purchase the Property, then Purchaser shall notify Seller in writing of its desire to terminate this Contract prior to the end of the Review Period, and so long as Purchaser is not in default hereunder, the Deposit and interest earned thereon shall be returned to Purchaser and neither party shall have any further rights, obligations or duties under this Contract; provided, however, the indemnity contained in Subsection 3A hereof shall survive. In the event of such termination, Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser.

4. Title.

A. No later than fifteen (15) days after the Effective Date, Purchaser shall obtain, at its sole cost and expense, a current ALTA owner’s title commitment for title insurance (the “Title Commitment”) issued by the Escrow Agent, together with true and complete copies of all exceptions contained therein. In addition, Purchaser shall order, at its sole cost and expense, an ALTA Survey (the “Survey”). Upon the receipt of the Title Commitment and Survey, Purchaser shall promptly review all such information and shall, no later than thirty five (35) days after the Effective Date, furnish a copy of the Title Commitment and Survey to Seller, together with a statement as to which exceptions shown on the Title Commitment are acceptable to Purchaser (the “Permitted Exceptions”) and the requirements which Purchaser requires Seller to satisfy. The parties agree that the Leases are Permitted Exceptions. If Seller determines that it is not able or is unwilling to cause all exceptions other than the Permitted Exceptions to be removed from the Title Commitment or that there are requirements which Seller is unable or unwilling to satisfy, then within five (5) days after notice from Purchaser noting the Permitted Exceptions and requirements, Seller shall give notice (“Seller’s Notice”) to Purchaser stating those other exceptions which must be included as additional Permitted Exceptions and those requirements which Seller is unable or unwilling to satisfy. Failure by Seller to give Seller’s Notice shall be deemed an election by Seller that all exceptions other than Permitted Exceptions will be removed from the Title Commitment and that Seller will satisfy all requirements for the issuance of the title policy on or before Closing. Within five (5) days after receipt by Purchaser of Seller’s Notice, if any, Purchaser shall give Seller written notice of (i) Purchaser’s acceptance of such additional Permitted Exceptions or requirements or (ii) Purchaser’s objection to such additional Permitted Exceptions and its election to terminate this Contract, in which event the Escrow Agent shall immediately forward the Deposit to Purchaser, and neither party shall have any further liability or obligations to the other hereunder; provided, however, the indemnity in subsection 3A hereof shall survive such termination. If Purchaser fails to note its objection in writing to Seller’s expansion of the Permitted Exceptions within the time permitted herein, then Purchaser shall be deemed to have accepted such additional Permitted Exceptions, and the parties will proceed to Closing.

B. Notwithstanding the provisions of subsection A to the contrary, on the Closing Date, as defined below, title to the Property shall be good and marketable, free and clear of all mortgages, liens and encumbrances, and free and clear of all leases, security interests, restrictions, rights-of-way, easements, encroachments and other matters, except for the Permitted Exceptions.

5. Seller’s Representations and Warranties. Seller warrants and represents to Purchaser as follows, which warranties and representations shall be deemed made on the Effective Date and shall be reaffirmed at Closing:

A. The title to the Property is, and at Closing Settlement will be, marketable and good of record and in fact, free and clear of all liens, encumbrances or leases, except the Leases and those matters to be removed at or prior to Closing and the Permitted Exceptions. To the best knowledge of Seller, there are no title conditions adversely affecting title insurability.

B. Seller is a validly existing Kentucky limited liability company in good standing and has the corporate authority to enter into and perform its obligations under this Contract. The person executing this Contract on behalf of Seller has been authorized to do so.

C. This Contract is validly executed and delivered by Seller and the performance by Seller hereunder does not violate (i) any agreement or contract to which Seller is a party or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject.

D. The Property is not subject to any option contract or other sales contract, or to any leases or other occupancy agreements other than the Leases.

E. Seller has no actual knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the actual knowledge of Seller, threatened (in writing) against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

F. The Seller has not received from any governmental authority any written notice of, and the Seller presently has no actual knowledge of, pending or contemplated condemnation proceedings affecting the Property.

G. Following the expiration of the Review Period, Seller shall give notice of termination to be effective at Closing with regard to any management or leasing contract or fee arrangement between Seller and any other party for or in connection with the Real Property and all payments due thereunder will be paid in full by Seller prior to Closing and Seller shall hold Purchaser harmless from any claims thereunder, unless Purchaser, at its sole option, assumes any such agreement in writing. Seller further warrants and represents that all such contracts and agreements shall be terminated effective as of Closing, unless otherwise assumed by Purchaser as noted above.

H. To Seller’s actual knowledge, the Real Property is not in violation of any applicable environmental law, including without limitation those listed below in this paragraph. Further to Seller’s actual knowledge, the Real Property is not now, nor has it at any time during Seller’s ownership thereof been, used for the manufacture, processing, distribution, use, treatment, storage, disposal, placement, transport or handling of toxic materials, hazardous wastes or hazardous substances (as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) or the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), oils, petroleum-derived compounds, or pesticides, all of which are hereinafter referred to as “Hazardous Materials”). In addition, to Seller’s actual knowledge, no (i) underground storage tanks, (ii) asbestos (either commercially processed or excavated raw materials), (iii) electrical transformers, fluorescent light fixtures with ballast, or other items or equipment containing polychlorinated biphenyls (“PCBs”), or (iv) other Hazardous Materials are present on the Property in violation of any applicable law except as previously disclosed in writing to Purchaser by Seller. In the event Purchaser shall discover such Hazardous Materials, toxic substances, tanks or other unsatisfactory (in Purchaser’s sole discretion) environmental conditions on or about the Property at any time prior to the expiration of the Review Period, Purchaser shall have the right to terminate this Contract upon written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit to Purchaser together with all interest thereon, and Purchaser shall have all of its rights and remedies noted herein. Notwithstanding anything to the contrary herein, the effect of the representations made in this subparagraph shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Purchaser or its agents.

I. No assessments or charges for any public improvements have been made against the Property which remain unpaid. No improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made.

J. Exhibit “B” lists all (i) leases for any portion of the Property and all amendments and any other writings related thereto in effect on the Effective Date and (ii) guaranties with respect to the Leases in effect on the Effective Date (the “Guaranties”). Each of the Leases and Guaranties is valid and subsisting and in full force and effect, has not been further amended, modified or supplemented and the tenant thereunder is in actual possession in the normal course and the tenant is not in default thereunder. No tenant has asserted any claim of which Seller has actual notice which would in any way affect the collection of rent from such tenant and no written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or its agents from the tenant thereunder. The rents set forth in Exhibit “B” are the actual rents, income and charges presently being collected by Seller. No tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month. None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, except in connection with any loan to be fully satisfied prior to, or at, Closing. No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit “B” hereto, if any.

K. Following Closing, no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof.

L. The Seller is not a debtor in any bankruptcy or other insolvency proceeding.

M. If, after the Effective Date hereof, any event occurs or condition exists which modifies in a material way any of the representations contained herein, Seller shall promptly notify Purchaser in writing.

N. All documents provided to Purchaser, including without limitation the items provided pursuant to Section 3(A) (2), are the complete originals or, if not originals, are true, accurate, and complete copies thereof.

6. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:

A. This Contract is validly executed and delivered by Purchaser and the performance by Purchaser hereunder does not violate (i) any agreement or contract to which Purchaser is a party or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.

B. The execution of this Contract by Purchaser has been properly authorized and is the binding obligation of Purchaser.

7. Seller’s Covenants. Seller covenants and agrees as follows:

A. Seller will not (i) mortgage, pledge or subject the Property or any part thereof to an unbonded lien or other encumbrance, (ii) intentionally permit any mechanic’s or materialmen’s lien to attach against the Real Property, (iii) execute or cause or permit to be placed of record any document affecting title to any portion of the Real Property, and (iv) enter into, or subject any portion of the Property to, any option contract, sales contract, or any other agreement, pursuant to which any party shall have any right to purchase any portion of the Property and (v) enter into any lease, assignment, amendment, modification, supplement or renewal of any of the Leases, without first receiving Purchaser’s prior written approval, which approval may be withheld for any reason.

B. Seller will not sell or otherwise dispose of or remove any fixtures, mechanical equipment or any other item included within the Property except in the ordinary course of its business and as disclosed to Purchaser.

C. Seller will comply with the landlord obligations under the Leases in a commercially reasonable manner.

D. Seller shall maintain or cause to be maintained the Property, including all plumbing, heating, ventilating, air conditioning and other mechanical and electrical systems contained in the Improvements, in good order and repair, reasonable wear and tear excepted.

E. Seller will pay or cause to be paid all debts, taxes, fees, assessments, commissions, and other obligations related to the use and ownership of the Property up to the date of Closing, except for those items for which proration is agreed upon in accordance with the provisions of Section 10 hereof.

F. Between the date of this Contract and the Closing Date, Seller agrees that it will: (i) manage and operate the Property only in the ordinary and usual manner and maintain in full force and effect until the Closing Date all appropriate insurance policies; (ii) deliver the Property on the Closing Date in substantially the same condition it is in on the date of this Contract, reasonable wear and tear excepted; (iii) give prompt written notice to Purchaser, by overnight delivery from a recognized national carrier and facsimile, of any fire or other casualty affecting the Property after the date of this Contract; (iv) deliver to Purchaser, promptly after receipt by Seller, copies of all notices of violation issued by governmental authorities with respect to the Property received by Seller after the date of this Contract.

G. If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller shall use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates (the “Estoppel Certificates”) from each tenant under the Leases and each guarantor of each Lease, if any, in the form attached hereto as Exhibit “D” or in such form prescribed by the Leases or, in the case of a regional or national tenant, on such tenant’s standard form. If all of the Estoppel Certificates have not been delivered to Purchaser in the required form and showing no claim of offset by the tenant, no default by Seller under the Leases and no circumstance which would with the giving of notice or passing of time be a default by Seller under any Lease, within the aforesaid time period, but have been delivered for all tenants with more than 4,000 square feet of leased space in the Real Property (“the Major Tenants”) and other tenants under the Leases who, together with the Major Tenants, lease store space in the Real Property containing not less than eighty percent (80%) of the total gross leasable area of the Real Property, Seller shall have the right to provide a Seller’s estoppel in the form of a Seller’s affidavit as to the matters contained in the Estoppel Certificate for any lease for which an Estoppel Certificate is not provided by the tenant.

If Purchaser has not terminated this Contract on or before the expiration of the Review Period, Seller shall use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of subordination, nondisturbance agreements (the “SNDA Agreements”) from the Major Tenants under the Leases and each guarantor of such Leases to the Major Tenants, if any, in the form attached hereto as Exhibit “E”. If all of the required SNDA Agreements have not been delivered to Purchaser in the required form without modification within the aforesaid time period, Purchaser may elect to terminate this Agreement, the Deposit shall be returned to Purchaser, and Purchaser shall have all other remedies under this Contract.

H. (i) The Seller shall cause the Seller, BC Wood Properties, Inc., a Kentucky corporation and BC Wood (the “Parties Bound”) shall each execute at Closing non-compete and non-solicitation agreements (the “Non-Compete/Solicitation Agreements) whereby the Parties Bound and any affiliated entities shall agree and covenant that they shall not compete, directly or indirectly, with Purchaser or solicit current or future tenants of the Property for any business or leasing opportunity, within a radius of three miles from the Property for a term of four 4 years after Closing. The Non-compete/Solicitation shall not be applicable to the purchase of an existing shopping center by the Parties Bound. The Non-compete/Solicitation shall not be applicable to any existing tenant of the Property with less than 8,000 square feet of leased space in the Property. The Non-compete/Solicitation Agreements shall be personal and not be biding on the realty. The form of such Non-compete/Solicitation Agreements shall be negotiated between the Purchaser and the Parties Bound during the Review Period. If the form has not been agreed to by the Purchaser and the Bound Parties before the end of the Review Period, this Contract shall automatically terminate, the Deposit shall be returned by Escrow Agent to Purchaser, and neither party shall have any further responsibility under this Contract unless specifically stated to survive the termination of this Contract.

(ii) The Purchaser shall cause the Purchaser and/or assigns, and Jon S. Wheeler (the “Parties Bound”) to each execute at Closing non-compete and non-solicitation agreements (the “Non-Compete/Solicitation Agreements) whereby the Parties Bound and any affiliated entities shall agree and covenant that they shall not compete, directly or indirectly, with Seller or solicit current or future tenants of the property known as Tullahoma Plaza(the Seller’s other shopping center in Tullahoma, TN) for any business or leasing opportunity, within a radius of three miles from the Property for a term of four 4 years after Closing. The Non-compete/Solicitation shall not be applicable to the purchase of an existing shopping center by the Parties Bound. The Non-compete/Solicitation shall not be applicable to any existing tenant of the Property with less than 8,000 square feet of leased space in the property known as Tullahoma Plaza(the Seller’s other shopping center in Tullahoma, TN). The Non-compete/Solicitation Agreements shall be personal and not be biding on the realty. The form of such Non-compete/Solicitation Agreements shall be negotiated between the Seller and the Parties Bound during the Review Period. If the form has not been agreed to by the Seller and the Parties Bound before the end of the Review Period, this Contract shall automatically terminate, the Deposit shall be returned by Escrow Agent to Purchaser, and neither party shall have any further responsibility under this Contract unless specifically stated to survive the termination of this Contract.

8. Conditions.

A. In addition to Purchaser’s absolute right to terminate this Contract for any reason at any time during the Review Period, the obligation of Purchaser under this Contract to purchase the Property from Seller is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Purchaser by written waiver at or prior to the Closing Date:

1. Title to the Real Property shall be good and marketable as required herein, free and clear of all liens and encumbrances, and subject to no exceptions other than the Permitted Exceptions and the Escrow Agent shall be prepared to issue, an owner’s title insurance policy pursuant to the Title Commitment insuring the title to the Real Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price or such lesser amount as Purchaser, in its sole discretion, shall determine, and with such endorsements as Purchaser shall determine. Seller shall discharge all liens against the Property at Closing.

2. Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.

3. All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date, and Seller will deliver to Purchaser at Closing a certificate to that effect (or disclosing any representations or warranties which are no longer true and accurate).

4. The physical condition of the Property and the title for the Property shall not have materially changed since the conclusion of the Review Period, except as disclosed to and accepted by Purchaser.

5. All tenants of the Leases shall be occupying the Property, and none of them shall be in default in the payment of rent or performance of any other material obligation, except as disclosed to and accepted by Purchaser.

6. Purchaser shall have received the Estoppel Certificates and SNDA Agreements as required pursuant to Section 7(I).

7. Purchaser and the Bound Parties shall have executed the Non-compete/Solicitation Agreements.

In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Purchaser as of the Closing Date, then, Purchaser may either (i) extend the date for Closing for a maximum of thirty (30) days until such conditions are satisfied, or (ii) terminate this Contract and have the Deposit refunded together with accrued interest or (iii) waive in writing the satisfaction of any such conditions, in which event this Contract shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all rights and remedies as set forth in Section 13 hereof. Notwithstanding that certain of Seller’s representations and warranties may be limited to the extent of actual knowledge of the facts stated therein, it shall be a condition precedent to Purchaser’s obligation to go to Settlement that the facts stated in all such representations and warranties shall be correct as of the time of Settlement.

B. The obligations of Seller under this Contract to sell the Property to Purchaser are subject to the satisfaction of each of the following conditions:

1. Purchaser shall have performed, observed and complied with all covenants, agreements and conditions required by this Contract to be performed by, observed and complied with on its part either on or prior to the Closing Date.

2. All of Purchaser’s representations and warranties contained herein shall be true and correct in all material respects.

3. Seller and the Bound Parties shall have executed the Non-compete/Solicitation Agreements.

In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Seller as of the Closing Date, then, Seller may terminate this Contract and the Deposit shall be paid to Purchaser and Seller and Purchaser shall have no further responsibility to each other; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Purchaser hereunder, Seller shall have all rights and remedies as set forth in Section 14 hereof and the indemnity contained in Section 3A hereof shall survive.

9. Closing.

A. Unless this Contract is terminated by Purchaser or Seller as herein provided, the closing hereunder (“Closing”) shall be conducted in escrow by the Escrow Agent on or before that date which is thirty (30) days after the end of the Review Period.

B. At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Seller shall deliver or cause to be delivered to Purchaser the following, copies of which form shall be delivered to Purchaser prior to Closing for its review and approval:

1. A special warranty deed, duly executed and acknowledged by Seller and in proper form for recordation, conveying good, marketable fee simple title to the Real Property, free and clear of all liens and encumbrances, other than the Permitted Exceptions. If requested by Purchaser, Seller shall also provide a quitclaim deed to the Real Property which describes the Real Property by reference to the physical survey obtained by Purchaser.

2. If necessary, a bill of sale with warranty of ownership or assignment of lease, as the case may be, of all of the Additional Property, duly executed and acknowledged by Seller.

3. The originals of the Leases and guarantees thereof, together with a valid assignment, duly executed assigning to Purchaser all of Seller’s right, title and interest, as landlord, in and to the Leases and guarantees thereof, free and clear of all assignments, pledges or hypothecations thereof, which assignment shall include Seller’s indemnity for all matters arising or asserted, due to events or occurrences arising on or before the Closing Date, and Purchaser’s indemnity for such matters arising after the Closing Date.

4. Notice to the tenants under the Leases in the form approved by Purchaser and in conformity with the requirements of the Leases, duly executed and acknowledged by Seller, advising the tenants of the sale of the Property to Purchaser and directing that rent and other payments thereafter be sent to Purchaser (or its agent) at the address provided by Purchaser.

5. A valid assignment, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller’s interest in and to guarantees, warranties and bonds and other assets comprising the Property, together with the original of each such guaranty, warranty, bonds and other related documents.

6. To the extent they are in Seller’s possession, originals of all certificates of occupancy, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Real Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions).

7. To the extent they are in Seller’s possession, a complete set of the final working drawings, engineering plans, utilities lay-out plans, topographical plans and the like used in the construction of the Improvements.

8. Such affidavits or letters of indemnity as the Escrow Agent shall reasonably require in order to issue policies of title insurance free of any exceptions for unfiled mechanics, materialmen’s or similar liens and parties in possession (other than the tenants under the Leases).

9. A certificate of non-foreign status as required by Section 1445 of the Internal Revenue Code.

10. All keys, codes, or other security devices used in connection with the operation of the Property.

11. Seller’s certificate pursuant to paragraph 8A.3 with respect to its representations and warranties.

12. Any other documents reasonably requested by Purchaser or Purchaser’s title insurance company in order to consummate the transaction contemplated by this Contract.

C. At Closing, in addition to any other documents required to be delivered under the terms of this Contract, Purchaser shall deliver or cause to be delivered the following:

1. Cash, wire transfer or other immediately available funds payable to Seller in the amount of the funds at Closing, as specified in Subsections 2A (as held by Escrow Agent) and 2B.

10. Adjustments.

The following shall be adjusted between Seller and Purchaser and shall be prorated on a per diem basis as of the Closing Date, except as noted below:

A. All rents and other payments and obligations pursuant to the Leases. All monies received after Closing from a tenant in arrears at Closing shall be first applied to current rent, then to arrearages and any other amounts owing to Seller. Purchaser shall be under no obligation to collect any arrearages owing to Seller.

B. Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed), personal property taxes, and assessments on the Property shall be apportioned pro rata between Seller and Purchaser, with Seller responsible for the same to and including the day prior to the Closing Date and Purchaser responsible for the same from and after the Closing Date. Purchaser shall receive a credit in an amount equal to any taxes and assessments unpaid as of the Closing Date and for which Seller is responsible hereunder. Seller shall receive a credit in an amount equal to any taxes and assessments which have been paid by Seller applicable to periods on or after the Closing Date.

C. Seller shall pay at Closing:

(i) one half the amount of all transfer and recording taxes or charges on the deed conveying the Real Property,

(ii) one half the cost of recording the special warranty deed and, if applicable, the quitclaim deed,

(iii) one half the charges of the Escrow Agent for issuance of the title commitment and owner’s title policy to Purchaser and extended coverage (including the cost of any requested endorsements),

(iv) one half the charges of the Escrow Agent for the title examination, and

(v) one half of the fees charged by the Escrow Agent to act as settlement agent.

Purchaser shall pay at Closing:

(i) the cost of the Survey,

(ii) one half the amount of all transfer and recording taxes or charges on the deed conveying the Real Property,

(iii) one half the charges of the Escrow Agent for issuance of the title commitment and owner’s title policy to Purchaser and extended coverage (including the cost of any requested endorsements),

(iv) one half the charges of the Escrow Agent for the title examination,

(v) one half the cost of recording the special warranty deed and, if applicable, the quitclaim deed,

(vi) the cost of recording any security instruments required by any lender, and

(vii) one-half of escrow fees charged by Escrow Agent to act as settlement agent.

D. All utilities, operating expenses and other apportionable income and expenses paid or payable by Seller, including without limitation, Common Area Maintenance charges due under the Leases (collectively “CAM Charges”), shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall use its best efforts to cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller. At Closing, Purchaser and Seller shall perform a final reconciliation of the

CAM Charges due under the Leases for the calendar year up to the date of Closing (the “Short Year”) as follows: (i) Purchaser shall pay to Seller the amount by which the CAM Charges and taxes actually paid by Seller during such Short Year exceed that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year, or (ii) Seller shall pay to Purchaser the amount by which that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year exceeds the CAM Charges and taxes actually paid by Seller during such Short Year. Seller shall provide all relevant information regarding such interim reconciliation of the CAM Charges to Purchaser at least ten (10) business days prior to Closing.

E. With the exception of any adjustments to be made following the Closing Date, (a) if a net amount is owed by Seller to Purchaser pursuant to this Section 10, such amount shall be credited against the Purchase Price, and (b) if a net amount is owed by Purchaser to Seller pursuant to this Section 10, such amount shall be added to the Purchase Price.

11. Possession. Possession of the Property shall be delivered as of the Closing Date, subject only to the Leases.

12. Condemnation. In the event that any eminent domain proceeding (including a temporary taking) affecting the Real Property or any part thereof or affecting any of the rights of the tenants under the Leases is commenced or threatened by a governmental body having the power of eminent domain (a “Condemnation”), Seller shall immediately give Purchaser written notice thereof, and in the event, in Purchaser’s sole discretion, such Condemnation has no material adverse effect on the Property, Purchaser shall receive the award resulting from the Condemnation, (or if not then received, the right to the same shall be assigned to Purchaser), and this transaction shall be closed in the same manner as if no such Condemnation or other taking shall have occurred. However, if any such Condemnation has, or will have, in Purchaser’s sole discretion, a material adverse effect on the Property, Purchaser may terminate this Contract, in which event the Escrow Agent shall immediately forward the Deposit to Purchaser, and neither party shall have any further liability or obligations to the other hereunder; provided, however, that the indemnity contained in Subsection 3A hereof shall survive.

13. Seller’s Default. In the event Seller shall be in breach or violation of, or shall fail or refuse to perform its obligations under this Contract, the Deposit shall be immediately forwarded by Escrow Agent to Purchaser on demand, and Purchaser may seek any and all remedies provided by law or equity, including specific performance.

14. Purchaser’s Default; Liquidated Damages. In the event Purchaser shall be in breach or violation of, or shall fail or refuse to perform its obligations under this Contract the Deposit shall be forwarded by Escrow Agent to Seller on demand, which is hereby agreed to be adequate liquidated damages for Purchaser’s default hereunder, and Seller shall have no other rights or remedies. The parties acknowledge that the Deposit represents a reasonable effort to ascertain the damages to Seller in the event of a Purchaser default, which damages are difficult or impossible to quantify.

15. Broker’s Commission. Seller shall be solely responsible for, and shall pay in cash at Closing, and only if Closing shall occur, a real estate commission to CBRE/Paul Gaither (the “Broker”) pursuant to the terms of a separate agreement. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that, except as provided in the preceding sentence, no commissions are due and owing any real estate broker or salesperson (other than the Broker) in connection with this transaction arising out of its actions. Seller and Purchaser hereby each agree to indemnify, defend and hold the other harmless from and against any claim for any real estate commission or similar fee arising out of its actions concerning the purchase and sale of the Property as contemplated by this Contract. Seller acknowledges that Purchaser has disclosed that certain of its principals are licensed real estate agents in the Commonwealth of Virginia.

16. Insurance; Risk of Loss. At all times until the Closing has been consummated, Seller shall maintain in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing. In the event that prior to the Closing Date, the Improvements on the Property are damaged, destroyed, or rendered unusable, in whole or in part, by fire, Condemnation, or other cause (“Casualty”), then the Purchaser may terminate this Contract by notice to the Seller within ten (10) days of Purchaser’s receipt of Seller’s notice of such damage or proceeding, in which case the Deposit shall be refunded to Purchaser, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Contract, except as otherwise expressly provided herein.

17. Survival of Covenants. All covenants, representations and warranties made by Seller and Purchaser shall survive the Closing for a period of one (1) year after Closing. All such covenants, representations and warranties made by Seller or Purchaser shall be true, bona fide and accurate as of Closing, notwithstanding the fact that any of the covenants, representations and warranties by the language used in this Contract or therein may refer to a state of facts as of a date prior to the Closing Date and not as of the Closing Date.

18. Assignment. Purchaser’s rights under this Contract shall be assignable by Purchaser, without further consent of Seller, to an entity wholly owned or controlled by Purchaser or any of Purchaser’s principals.

19. Notices. All notices, requests or other communications permitted or required under this Contract shall be in writing and shall be communicated by personal delivery, by nationally recognized overnight delivery service (such as Federal Express), by certified mail, return receipt requested, or by facsimile transmission to the parties hereto at the addresses shown below, or at such other address as any of them may designate by notice to each of the others. Notice given by facsimile shall be effective as of the successful transmission of the facsimile (as evidenced by a successful transmission report generated by the sender’s facsimile equipment), but only if notice is sent the same day by another method permitted by this Section 19.

Seller:

Forrest Gallery, LLC

1020 Industry Road, Suite 40

Lexington, Kentucky 40505

Attention: William N. Offutt

Phone: 859/967/1930

Facsimile: 859/967/1930

Copy to:

Frost Brown Todd LLC

400 West Market Street, Suite 3200

Louisville, Kentucky 40202

Attention: John W. Gragg

Phone: 502/779/8548

Facsimile: 502/581/1087

Purchaser:

Wheeler Interests, LLC

2529 Virginia Beach Boulevard

Virginia Beach, Virginia 23452

Phone: 757/627/9088

Fax: 757/627/9081

Copy to:

Stuart A. Pleasants, Attorney at law

STUART A. PLEASANTS, P.C.

2529 Virginia Beach Boulevard

Virginia Beach, Virginia 23452

Attn: Stuart A. Pleasants Esq.

Phone: 757/275/7634

Fax: 757/627/9081

Escrow Agent:

Chicago Title Insurance Company

Jennifer L. Meyer

Manager, National Business Division

20900 Swenson Drive

Suite 900

Waukesha, WI 53186

(262) 796.3820 direct

(262) 796-3878 fax

Jennie.meyer@ctt.com

20. Escrow. Upon its receipt thereof, Escrow Agent shall deposit the Deposit in a federally insured interest bearing account, with all accrued interest earned thereon to be added to and deemed a part of the Deposit. Except as otherwise provided in this Contract, the Deposit shall be delivered by Escrow Agent to Seller on the Closing Date for application against the Purchase Price; provided, however, if Purchaser shall be entitled to a refund of the Deposit in accordance with the terms of this Contract, Escrow Agent shall promptly refund the Deposit to Purchaser. Escrow Agent shall have no liability to any party hereto in acting or refraining from acting hereunder except for willful malfeasance and shall perform such function without compensation. In the event of any dispute between the parties hereto or between Escrow Agent and Seller or Purchaser, Escrow Agent may deposit the Deposit in a court of competent jurisdiction for the purpose of obtaining a determination of such controversy. Seller and Purchaser agree to execute and deliver an escrow agreement in the form designated by Escrow Agent or in form and content as contained in the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit “F”.

21. Like Kind Exchange Under Section 1031 of the Internal Revenue Code. The parties acknowledge that Seller or Purchaser may wish to enter into a like kind exchange (either simultaneous or deferred) with respect to the Property (the “Exchange”) pursuant to the applicable provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary contained in this Contract, Seller or Purchaser shall have the right to assign its interest under this Contract without the other party’s consent for the sole purpose of enabling the assigning party to effectuate the Exchange, including execution of any necessary acknowledgment documents; provided, however, that notwithstanding any such assignment, the assigning party shall not be released from any of its liabilities, obligations or indemnities under this Contract. The other party shall cooperate in all reasonable respects with the assigning party to effectuate such Exchange; provided, however, that:

A. Closing shall not be extended or delayed by reason of such Exchange;

B. The non-assigning party shall not be required to incur any additional cost or expense as a result of such Exchange, and the assigning party shall forthwith, on demand, reimburse the non-assigning party for any additional cost or expense excepting for attorney’s fees incurred by the non-assigning party as a result of the Exchange in reviewing documents; and

C. The assigning party’s ability to consummate the Exchange shall not be a condition to the obligations of assigning party under this Contract, and the non-assigning party does not warrant and shall not be responsible for any of the tax consequences to assigning party with respect to the transactions contemplated hereunder.

22. Miscellaneous.

A. This Contract shall be governed by, construed and enforced under the laws of the State of Tennessee, without regard to its conflicts of laws provisions.

B. This Contract sets forth the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings which led to the subject matter hereof.

C. All the terms, covenants, representations, warranties and conditions of this Contract shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, executors, successors and permissible assigns.

D. Failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the provision. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained in this Contract, whether by conduct or otherwise, in any one or more instances, shall be deemed a further or continuing waiver of condition or covenant, representation or warranty contained in this Contract.

E. Any amendment or modification of this Contract shall be made in writing executed by the party sought to be charged thereby.

F. Wherever used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all other genders. If Seller consists of more than one individual or entity, all individuals and entities comprising Seller shall be jointly and severally liable under this Contract. In this Contract, whenever general words or terms are followed by the word “including” (or other forms of the word “include”) and words of particular and specific meaning, shall be deemed to include the words “including without limitation,” and the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning.

G. The captions and Section headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Contract.

H. This Contract may be executed, by facsimile, in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement. If executed by facsimile, the parties to this Contract may rely on a facsimile copy as an original.

I. Time is of the essence with respect to every provision of this Contract.

J. If the expiration of any time period measured in days occurs on a Saturday, Sunday or legal holiday, such expiration shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday.

K. In the event of any litigation between the parties hereto with respect to this Contract, the non-prevailing party in such litigation shall pay any and all costs and expenses incurred by the other party in connection with such litigation, including, without limitation, court costs (including costs of any trial or appeal therefrom) and reasonable attorneys’ fees and disbursements.

L. Neither Seller nor Purchaser shall be liable for any failure in the performance of its obligations under this Agreement which may result from strikes or acts of labor unions, fires, floods, earthquakes, or acts of God, war or other contingencies beyond its control.

23. “As Is” Nature of Sale. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE WARRANTIES OF TITLE CONTAINED IN THE

DEED TO BE DELIVERED AT CLOSING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES HEREIN, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER REGARDING THE PROPERTY WHATSOEVER, INCLUDING AS TO FITNESS FOR ANY PARTICULAR PURPOSE, OR MERCHANTABILITY. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING SOLELY UPON ITS OWN INVESTIGATION OF THE PROPERTY AND THAT PURCHASER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH, UNDER OR ON SELLER’S BEHALF CONCERNING THE PROPERTY OTHER THAN THE WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS CONTRACT. EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS CONTRACT, PURCHASER AND SELLER HEREBY AGREE THAT (A) PURCHASER IS TAKING THE PROPERTY “AS IS” WITH ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE; (B) PURCHASER IS RELYING UPON ITS EXAMINATION OF THE PROPERTY AND THE CONDITION THEREOF; AND (C) PURCHASER TAKES THE PROPERTY UNDER THIS CONTRACT UNDER THE EXPRESS UNDERSTANDING THAT THERE ARE NO IMPLIED WARRANTIES AND NO EXPRESS WARRANTIES CONCERNING THE PROPERTY OTHER THAN THOSE PROVIDED HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered into this Contract as of the date first written above.

WHEELER INTERESTS, LLC

/s/ Jon S. Wheeler

By	Jon S. Wheeler, its Managing Member

FORREST GALLERY, LLC

/s/ Brian C. Wood

By	Brian C. Wood, its Managing Member